Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:        Carla Burigatto (Media)
(856) 342-3737
carla_burigatto@campbellsoup.com
Jennifer Driscoll (Analysts/Investors)
(856) 342-6081
jennifer_driscoll@campbellsoup.com

CAMPBELL REPORTS SECOND-QUARTER RESULTS
Second-Quarter Adjusted Net Earnings per Share Increased 9 Percent to $0.70
First-Half Adjusted Net Earnings per Share Increased 8 Percent to $1.58
Second-Quarter Sales Increased 10 Percent to $2.333 Billion
Fiscal 2013 Guidance Confirmed

CAMDEN, N.J., Feb. 15, 2013-Campbell Soup Company (NYSE:CPB) today reported its results for the second quarter of fiscal 2013.
Second-Quarter Overview

•	Reported Sales Increased 10 Percent; Organic Sales Increased 1 Percent

•	Adjusted Earnings Before Interest and Taxes (EBIT) Increased 5 Percent, 1 Percent Excluding the Acquisition of Bolthouse Farms

•	U.S. Simple Meals Sales Rose 1 Percent; Earnings Increased 10 Percent

•	Global Baking and Snacking Sales Were Up 7 Percent; Earnings Increased 4 Percent

•	U.S. Beverages Sales Declined 3 Percent; Earnings Increased 9 Percent

•	Campbell Recorded Charges Related To the Announced Restructuring Program in Mexico

Net earnings for the quarter ended Jan. 27, 2013, were $190 million, or $0.60 per share, compared with $205 million, or $0.64 per share, in the prior year. The current and prior years' reported net earnings included charges associated with restructuring programs.
Excluding restructuring and restructuring-related charges, adjusted net earnings increased 6 percent to $220 million, compared with $207 million in the prior year's quarter, and adjusted net earnings per share increased 9 percent to $0.70 compared with $0.64 in the year-ago quarter. A detailed reconciliation of the reported financial information to the adjusted information is included at the end of this news release.
Denise Morrison, Campbell's President and Chief Executive Officer, said, “We are pleased with our performance in the quarter.
“Within U.S. Simple Meals, we saw growth in U.S. Soup as consumers responded to our efforts in brand building and innovation, both in our core business and in new products. While we reduced overall advertising spending, we were able to maintain competitive levels and to increase advertising support for new innovation. Our work to improve taste adventure and deliver more effective and efficient marketing and promotion resulted in increased consumption in this important business.”
Morrison continued, “Our Global Baking and Snacking business has benefitted from innovation in both core brands and new products, plus increased distribution and merchandising. Gains in snack crackers, cookies and fresh bakery products drove sales and earnings at Pepperidge Farm. Arnott's sales increased with solid performance in Australia and Indonesia.
“Our newly acquired Bolthouse Farms business delivered solid results in the fresh carrots, beverages and salad dressings categories, driven by innovation and increased distribution. The Bolthouse Farms integration is also progressing well.”
Morrison concluded, “Despite weakness in our U.S. Beverages and North America Foodservice businesses, our first half business results were positive. Although profits in U.S. Beverages improved, we have more work to do to drive the top line and continue to stabilize profit in a sluggish shelf-stable juice category. Halfway through our fiscal year, we are making progress against our plans to return Campbell to sustainable, profitable net sales growth.”
Campbell Confirms Fiscal 2013 Guidance
The company confirmed its previous fiscal 2013 guidance. Campbell expects to grow sales between 10 and 12 percent, adjusted EBIT between 4 and 6 percent and adjusted EPS between 3 and 5 percent. The company expects adjusted EPS to be between $2.51 and $2.57. This guidance includes the estimated impact of the Bolthouse Farms business and excludes the impact of acquisition transaction costs and restructuring charges. In fiscal 2013, Campbell expects Bolthouse Farms to contribute approximately $750 million to sales and add $0.05 to $0.07 to adjusted EPS, including the impact of the suspension of Campbell's strategic share repurchase program.

Restructuring Program
On Feb. 14, 2013, Campbell announced that it has entered into commercial arrangements with Grupo Jumex and Conservas La Costeña that will expand the company's access to manufacturing and distribution capabilities in Mexico. These providers will produce and distribute Campbell's beverages, soups, broths and sauces throughout the Mexican market. As a result of these agreements, Campbell will close its plant in Villagrán, Mexico, and eliminate approximately 260 positions. In the second quarter of fiscal 2013, Campbell recorded a restructuring charge of $6 million ($4 million after tax or $0.01 per share) related to this initiative.
Second-Quarter Results
For the second quarter, sales increased 10 percent to $2.333 billion. The increase in sales for the quarter reflected the following factors:
▪The acquisition of Bolthouse Farms added 9 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 1 percent
Second-Quarter Financial Details

▪
Gross margin was 35.1 percent compared with 38.4 percent a year ago. Excluding restructuring-related charges, adjusted gross margin in the current quarter was 36.8 percent. The decline in gross margin was mostly attributable to the acquisition of Bolthouse Farms, which operates with a lower gross margin structure.

▪
Marketing and selling expenses were $297 million, comparable to the prior year. Lower advertising and consumer promotion expenses, primarily in the U.S. Soup business, were offset by higher spending to support the company's innovation efforts, higher selling expenses and the impact of the addition of Bolthouse Farms expenses.

▪	Administrative expenses increased $20 million to $172 million, primarily due to the acquisition of Bolthouse Farms, as well as higher compensation and benefit costs, including pension expenses.

▪
EBIT was $301 million compared with $329 million in the prior-year quarter. Excluding restructuring and restructuring-related charges, adjusted EBIT increased 5 percent to $349 million. Excluding Bolthouse Farms' operating results, adjusted EBIT increased 1 percent, primarily driven by lower marketing expenses, partly offset by higher selling expenses and R&D costs.

▪	Net interest expenses increased $5 million to $31 million, reflecting a higher debt level due to the acquisition of Bolthouse Farms, partially offset by lower interest rates.

▪
The tax rate in the quarter was 30.7 percent compared with 33.7 percent in the prior year. Excluding restructuring and restructuring-related charges, the current quarter's adjusted tax rate was 31.8 percent. The decrease was primarily due to lower taxes on foreign earnings in the current year.

▪
Adjusted net earnings for the quarter increased 6 percent to $220 million. Adjusted net earnings per share were $0.70 in the current quarter compared with net earnings per share of $0.64 in the prior-year quarter, an increase of 9 percent. Earnings per share benefitted from fewer shares outstanding, reflecting the impact of the company's share repurchase program in the prior year.

First-Half Results
Net earnings for the first half were $435 million, or $1.38 per share, compared with $470 million, or $1.45 per share, in the year-ago period. Excluding restructuring, restructuring-related charges and acquisition transaction costs, adjusted net earnings increased 5 percent to $499 million. Reflecting the benefit of fewer shares outstanding, adjusted net earnings per share increased 8 percent to $1.58.
For the first half of fiscal 2013, sales were $4.669 billion, an increase of 9 percent from the year-ago period. The change in sales for the period reflected the following factors*:
▪The acquisition of Bolthouse Farms added 9 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 1 percent
* Does not add due to rounding
First-Half Financial Details

▪
Gross margin was 36.1 percent compared with 39.0 percent a year ago. Excluding restructuring-related charges, adjusted gross margin in the first half was 37.4 percent. The decline in gross margin was primarily attributable to the acquisition of Bolthouse Farms.

▪
Marketing and selling expenses decreased 1 percent to $551 million compared with $558 million in the prior year. The decline was primarily due to lower marketing expenses, principally reductions in advertising and consumer promotion expenses, partly offset by the impact of the addition of Bolthouse Farms expenses and higher selling expenses.

▪	Administrative expenses increased $37 million to $334 million, primarily due to the acquisition of Bolthouse Farms as well as higher compensation and benefit costs, including pension expenses.

▪
EBIT was $686 million compared with $745 million in the prior year. Excluding restructuring, restructuring-related charges and acquisition transaction costs, adjusted EBIT increased 5 percent to $787 million. Excluding Bolthouse Farms' operating results, adjusted EBIT increased 1 percent, primarily driven by lower marketing expenses, partially offset by higher selling and administrative expenses.

▪
Adjusted net earnings for the first half increased 5 percent to $499 million, as the impact of higher interest expenses was offset by a lower tax rate. Adjusted net earnings per share were $1.58 in the first half compared with net earnings per share of $1.46 in the prior year, an increase of 8 percent. Earnings per share benefitted from fewer shares outstanding.

▪	Cash flow from operations was $499 million compared with $478 million in the prior year.

▪	Net debt rose to $4.019 billion, an increase of $1.463 billion, primarily due to funding the $1.570 billion purchase of Bolthouse Farms.
Summary of Fiscal 2013 Second-Quarter and First-Half Results by Segment
U.S. Simple Meals
Sales for U.S. Simple Meals were $833 million for the second quarter, an increase of 1 percent compared with the year-ago period. A breakdown of the change in sales follows:

▪	Volume and mix subtracted 1 percent

▪	Price and sales allowances added 2 percent
U.S. Soup sales increased 1 percent compared to the year-ago quarter. Sales were negatively impacted by a decline in retailer inventory levels.

▪	Sales of “Campbell's” condensed soups increased 1 percent, driven by gains in eating varieties. Sales of cooking varieties were comparable to the year-ago quarter.

▪
Sales of ready-to-serve soups increased 8 percent, primarily driven by double-digit volume gains in “Campbell's Chunky” canned soups and the benefit of new items across the portfolio, slightly offset by declines in microwavable soups.

▪	Broth sales decreased 12 percent, primarily due to declines in canned broth, reflecting earlier holiday shipments in the prior quarter.
Sales of U.S. Sauces were comparable to the prior-year quarter as lower sales in “Prego” pasta sauce and “Chunky” chili were offset by gains in “Swanson” canned poultry, “Campbell's” canned pasta, “Pace” Mexican sauce and new “Campbell's” Skillet Sauces.
U.S. Simple Meals operating earnings increased 10 percent to $191 million, compared with $174 million in the prior-year period. Benefits from higher selling prices, productivity improvements and lower marketing expenses were partly offset by volume declines and cost inflation. The increase in operating earnings was driven by earnings gains in U.S. Soup, partly offset by a decline in U.S. Sauces.
For the first half, sales for U.S. Simple Meals increased 2 percent to $1.729 billion, driven by higher selling prices.

U.S. Soup sales rose 2 percent primarily driven by a 6-percent increase in ready-to-serve soups. Sales of condensed soups were comparable to the prior year, while sales of broth decreased 1 percent.
U.S. Simple Meals operating earnings were $465 million in the first half compared with $434 million in the year-ago period, an increase of 7 percent. Productivity savings, lower marketing expenses and higher selling prices net of related volume impacts were partly offset by cost inflation. The increase in operating earnings was driven by gains in U.S. Soup, partly offset by a decline in U.S. Sauces.
Global Baking and Snacking
Sales for Global Baking and Snacking were $561 million for the second quarter, an increase of 7 percent from a year ago. The change in sales reflected the following factors:

▪	Volume and mix added 6 percent

▪	Price and sales allowances added 1 percent

▪	Increased promotional spending subtracted 1 percent

▪	Currency added 1 percent
Further details of sales results included the following:

▪	Sales of “Pepperidge Farm” products increased, primarily driven by volume gains, partially offset by increased promotional spending.

◦
In cookies and crackers, sales increases were driven by strong gains in “Goldfish” snack crackers and the national launch of “Jingos!” adult savory crackers, as well as improved performance in cookies, which benefitted from a successful holiday period.

◦	Sales of fresh bakery products increased versus the prior year, driven by volume gains across most of the portfolio.

▪
Excluding the favorable impact of currency, sales at Arnott's increased, driven by growth in Australia and excellent gains in Indonesia. Sales growth in Australia was driven across all categories: savory crackers, chocolate cookies and sweet varieties.

Operating earnings for the quarter were $74 million compared with $71 million in the prior year. Volume gains and productivity improvements were partly offset by increased promotional spending and cost inflation. The increase in operating earnings was driven by growth in Pepperidge Farm, partly offset by lower earnings in Arnott's.
For the first half, sales increased 4 percent to $1.135 billion. A breakdown of the change in sales follows:

▪	Volume and mix added 4 percent

▪	Price and sales allowances added 2 percent

▪	Increased promotional spending subtracted 2 percent

Operating earnings in the first half were $159 million, comparable to the prior year, reflecting growth in Pepperidge Farm offset by lower earnings in Arnott's.
International Simple Meals and Beverages
Sales for International Simple Meals and Beverages were $405 million for the second quarter, an increase of 1 percent from a year ago. Organic sales were comparable to the prior-year quarter. The change in sales reflected the following factors:
▪Volume and mix added 1 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 3 percent
▪Currency added 1 percent
Excluding the impact of currency, higher sales in Latin America and Canada were offset by declines in the Asia Pacific region.

▪	In Canada, sales increased primarily driven by the positive impact of currency.

▪	In Europe, excluding the negative impact of currency, sales were comparable to the prior year, as sales growth in France was offset by lower export sales.

▪	In the Asia Pacific region, sales decreased due to declines in Australia and Japan, partially offset by growth in Malaysia.
Operating earnings were $54 million compared with $58 million in the year-ago period. The decrease in operating earnings was primarily due to lower earnings in Canada.
For the first half, sales were $759 million, comparable to the prior year. Sales were impacted by the following factors:
▪Volume and mix added 1 percent
▪Price and sales allowances added 2 percent
▪Increased promotional spending subtracted 2 percent
▪Currency subtracted 1 percent
Excluding the impact of currency, sales gains in Latin America, Canada and the Asia Pacific region were partially offset by declines in Europe.
Operating earnings for the half were $101 million, comparable to the prior year, reflecting earnings gains in the Asia Pacific region offset by lower earnings in Europe.
U.S. Beverages
Sales for U.S. Beverages were $182 million for the second quarter, a decrease of 3 percent compared to the year-ago period, due to declines from volume and mix.
The decrease in sales was due to declines in “V8” vegetable juice and “V8 V-Fusion” beverages. “V8 Splash” juice beverages sales increased slightly.

Operating earnings for the quarter were $37 million compared with $34 million in the prior year. The increase in operating earnings was primarily driven by lower advertising expenses and productivity improvements, partially offset by volume declines and cost inflation.
For the first half, sales decreased 4 percent to $371 million. A breakdown of the change in sales follows:
▪Volume and mix subtracted 3 percent
▪Increased promotional spending subtracted 1 percent
Sales of “V8” vegetable juice and “V8 V-Fusion” beverages declined, while sales of “V8 Splash” juice beverages increased.
Operating earnings in the first half increased to $67 million from $64 million, primarily driven by lower advertising and consumer promotion expenses and productivity initiatives, partly offset by volume declines and cost inflation.
Bolthouse and Foodservice
Sales were $352 million for the second quarter, with the acquisition of Bolthouse Farms contributing $195 million. Sales in North America Foodservice declined 10 percent compared with a year ago. A breakdown of the change in North America Foodservice sales follows:
▪Volume and mix subtracted 6 percent
▪Increased promotional spending subtracted 4 percent
North America Foodservice sales decreased primarily due to declines in frozen soup sales, reflecting the loss of a major restaurant customer.
Operating earnings increased by $2 million to $30 million, driven by the acquisition of Bolthouse Farms, which contributed $15 million, partially offset by significantly lower earnings in North America Foodservice.
For the first half, sales were $675 million, with the acquisition of Bolthouse Farms contributing $366 million. North America Foodservice sales declined 8 percent to $309 million. A breakdown of the change in North America Foodservice sales follows:
▪Volume and mix subtracted 4 percent
▪Increased promotional spending subtracted 4 percent
Operating earnings for the first half were $64 million compared with $55 million in the year-ago period. The increase in operating earnings was primarily driven by the acquisition of Bolthouse Farms, which contributed $29 million, offset by the lower earnings in North America Foodservice.
Unallocated Corporate Expenses
Unallocated corporate expenses for the quarter were $77 million compared with $33 million a year ago. The current quarter included $40 million of restructuring-related costs. Unallocated corporate expenses for the first half were $140 million compared with $63 million in the prior year. The current year included $61 million of restructuring-related costs and $10 million of transaction costs related to the Bolthouse Farms acquisition.
Non-GAAP Financial Information
A detailed reconciliation of the reported financial information to the adjusted financial information is included at the end of this news release.
Conference Call
Campbell will host a conference call to discuss these results on Feb. 15, 2013, at 10:00 a.m. Eastern Standard Time. Participants may access the call at +1 (703) 639-1157. Participants should call at least ten minutes prior to the starting time. The passcode is “Campbell Soup” and the conference leader is Jennifer Driscoll. The call will also be broadcast live over the Internet at investor.campbellsoupcompany.com and can be accessed by clicking on the “News & Events” button. A recording of the call will be available approximately two hours after it is completed through midnight on March 1, 2013 at +1 (703) 925-2533. The access code is 1604056. To download the new Campbell investor relations app, which offers access to SEC documents, news releases, audiocasts and more, please visit the Apple App store to download on your iPhone or iPad, or Google Play for your Android mobile device.
Reporting Segments
Campbell Soup Company earnings results are reported for the following segments:
U.S. Simple Meals aggregates the U.S. Soup and U.S. Sauces businesses. The U.S. Soup business includes the following products: “Campbell's” condensed and ready-to-serve soups, and “Swanson” broth and stocks. The U.S. Sauces business includes “Prego” pasta sauce, “Pace” Mexican sauce, “Swanson” canned poultry, “Campbell's” canned pasta, gravies, and beans.
Baking and Snacking aggregates the following: “Pepperidge Farm” cookies, crackers, breads and frozen products in U.S. retail; and “Arnott's” biscuits in Australia and Asia Pacific.
International Simple Meals and Beverages aggregates the following: soup, sauce and beverage products outside of the United States, including Europe, Latin America, Asia Pacific, China and the retail business in Canada.
U.S. Beverages represents the following products: “V8” vegetable juices, “V8 V-Fusion” juices and juice beverages, “V8 Splash” juice beverages, and “Campbell's” tomato juice.
Bolthouse and Foodservice includes the Bolthouse Farms and North America Foodservice businesses. Bolthouse Farms consists of the following products: super-premium refrigerated beverages, refrigerated salad dressings and carrot products, including fresh carrots, juice concentrate and fiber. North America Foodservice represents the distribution of products such as soup, specialty entrees, beverage products, other prepared foods and “Pepperidge Farm” products through various food service channels in the United States and Canada.
About Campbell Soup Company
Campbell Soup Company is a manufacturer and marketer of high-quality foods and simple meals, including soup and sauces, baked snacks and healthy beverages. Founded in 1869, the company has a portfolio of market-leading brands, including “Campbell's,” “Pepperidge Farm,” “Arnott's,” “V8” and “Bolthouse Farms.” Through its corporate social responsibility program, the company strives to make a positive impact in the workplace, in the marketplace and in the communities in which it operates. Campbell is a member of the Standard & Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com.
Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company's current expectations about the impact of its future plans and performance on sales, earnings, and margins. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company's actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) the impact of strong competitive responses to the company's efforts to leverage its brand power in the market; (2) the risks associated with trade and consumer acceptance of the company's initiatives; (3) the company's ability to realize projected cost savings and benefits; (4) the company's ability to manage changes to its business processes; (5) the increased significance of certain of the company's key trade customers; (6) the impact of fluctuations in the supply or costs of energy and raw and packaging materials; (7) the impact of portfolio changes, including the Bolthouse Farms acquisition; (8) the uncertainties of litigation; (9) the impact of changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions and other external factors; (10) the impact of unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, armed hostilities, natural disasters or other calamities; and (11) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 27, 2013	January 29, 2012
Net sales	$2,333	$2,112
Costs and expenses
Cost of products sold	1,514	1,301
Marketing and selling expenses	297	297
Administrative expenses	172	152
Research and development expenses	34	29
Other expenses	7	1
Restructuring charges	8	3
Total costs and expenses	2,032	1,783
Earnings before interest and taxes	301	329
Interest, net	31	26
Earnings before taxes	270	303
Taxes on earnings	83	102
Net earnings	187	201
Net loss attributable to noncontrolling interests	3	4
Net earnings attributable to Campbell Soup Company	$190	$205
Per share - basic
Net earnings attributable to Campbell Soup Company	$.61	$.64
Dividends	$.58	$.29
Weighted average shares outstanding - basic	314	318
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.60	$.64
Weighted average shares outstanding - assuming dilution	316	320
In the second quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $2 and restructuring-related costs of $40 in Cost of products sold associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.
In the second quarter of fiscal 2013, the company also recorded pre-tax restructuring charges of $6 associated with commercial arrangements the company entered into with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico and result in the closure of its plant in Mexico.
The aggregate impact of the restructuring initiatives in the second quarter of fiscal 2013 was pre-tax restructuring charges of $8 and restructuring-related costs of $40 in Cost of products sold (aggregate impact of $30 after tax or $.09 per share).
In the second quarter of fiscal 2012, the company recorded pre-tax restructuring charges of $3 ($2 after tax or .$01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 27, 2013	January 29, 2012
Net sales	$4,669	$4,273
Costs and expenses
Cost of products sold	2,985	2,608
Marketing and selling expenses	551	558
Administrative expenses	334	297
Research and development expenses	63	59
Other expenses	20	1
Restructuring charges	30	5
Total costs and expenses	3,983	3,528
Earnings before interest and taxes	686	745
Interest, net	64	54
Earnings before taxes	622	691
Taxes on earnings	192	227
Net earnings	430	464
Net loss attributable to noncontrolling interests	5	6
Net earnings attributable to Campbell Soup Company	$435	$470
Per share - basic
Net earnings attributable to Campbell Soup Company	$1.39	$1.46
Dividends	$.87	$.58
Weighted average shares outstanding - basic	314	319
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.38	$1.45
Weighted average shares outstanding - assuming dilution	316	321
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Other expenses.
In fiscal 2013, the company recorded pre-tax restructuring charges of $24 and restructuring-related costs of $61 in Cost of products sold associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.
In the fiscal 2013, the company also recorded pre-tax restructuring charges of $6 associated with commercial arrangements the company entered into with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico and result in the closure of its plant in Mexico.
The aggregate impact of the restructuring initiatives in fiscal 2013 was pre-tax restructuring charges of $30 and restructuring-related costs of $61 in Cost of products sold (aggregate impact of $57 after tax or $.18 per share).
In fiscal 2012, the company recorded pre-tax restructuring charges of $5 ($3 after tax or .$01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	THREE MONTHS ENDED
	January 27, 2013	January 29, 2012	Percent Change
Sales
Contributions:
U.S. Simple Meals	$833	$824	1%
Global Baking and Snacking	561	526	7%
International Simple Meals and Beverages	405	402	1%
U.S. Beverages	182	187	(3)%
Bolthouse and Foodservice	352	173	103%
Total sales	$2,333	$2,112	10%
Earnings
Contributions:
U.S. Simple Meals	$191	$174	10%
Global Baking and Snacking	74	71	4%
International Simple Meals and Beverages	54	58	(7)%
U.S. Beverages	37	34	9%
Bolthouse and Foodservice	30	28	7%
Total operating earnings	386	365	6%
Unallocated corporate expenses	77	33
Restructuring charges	8	3
Earnings before interest and taxes	301	329	(9)%
Interest, net	31	26
Taxes on earnings	83	102
Net earnings	187	201	(7)%
Net loss attributable to noncontrolling interests	3	4
Net earnings attributable to Campbell Soup Company	$190	$205	(7)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.60	$.64	(6)%
In the second quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $2 and restructuring-related costs of $40 in Unallocated corporate expenses associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.
In the second quarter of fiscal 2013, the company also recorded pre-tax restructuring charges of $6 associated with commercial arrangements the company entered into with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico and result in the closure of its plant in Mexico.
The aggregate impact of the restructuring initiatives in the second quarter of fiscal 2013 was pre-tax restructuring charges of $8 and restructuring-related costs of $40 in Unallocated corporate expenses (aggregate impact of $30 after tax or $.09 per share).
In the second quarter of fiscal 2012, the company recorded pre-tax restructuring charges of $3 ($2 after tax or .$01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	SIX MONTHS ENDED
	January 27, 2013	January 29, 2012	Percent Change
Sales
Contributions:
U.S. Simple Meals	$1,729	$1,698	2%
Global Baking and Snacking	1,135	1,094	4%
International Simple Meals and Beverages	759	761	—%
U.S. Beverages	371	385	(4)%
Bolthouse and Foodservice	675	335	101%
Total sales	$4,669	$4,273	9%
Earnings
Contributions:
U.S. Simple Meals	$465	$434	7%
Global Baking and Snacking	159	159	—%
International Simple Meals and Beverages	101	101	—%
U.S. Beverages	67	64	5%
Bolthouse and Foodservice	64	55	16%
Total operating earnings	856	813	5%
Unallocated corporate expenses	140	63
Restructuring charges	30	5
Earnings before interest and taxes	686	745	(8)%
Interest, net	64	54
Taxes on earnings	192	227
Net earnings	430	464	(7)%
Net loss attributable to noncontrolling interests	5	6
Net earnings attributable to Campbell Soup Company	$435	$470	(7)%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.38	$1.45	(5)%
In fiscal 2013, the company recorded pre-tax transaction costs of $10 ($7 after tax or $.02 per share) associated with the acquisition of Bolthouse Farms, which closed on August 6, 2012. The costs are included in Unallocated corporate expenses.
In fiscal 2013, the company recorded pre-tax restructuring charges of $24 and restructuring-related costs of $61 in Unallocated corporate expenses associated with the initiatives announced in September 2012 to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network.
In the fiscal 2013, the company also recorded pre-tax restructuring charges of $6 associated with commercial arrangements the company entered into with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico and result in the closure of its plant in Mexico.
The aggregate impact of the restructuring initiatives in fiscal 2013 was pre-tax restructuring charges of $30 and restructuring-related costs of $61 in Unallocated corporate expenses (aggregate impact of $57 after tax or $.18 per share).
In fiscal 2012, the company recorded pre-tax restructuring charges of $5 ($3 after tax or .$01 per share) associated with the initiatives announced in June 2011 to improve supply chain efficiency, reduce overhead costs across the organization, and exit the Russian market.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	January 27, 2013	January 29, 2012
Current assets	$2,264	$1,918
Plant assets, net	2,361	2,047
Intangible assets, net	3,827	2,569
Other assets	141	131
Total assets	$8,593	$6,665
Current liabilities	$2,891	$2,152
Long-term debt	2,940	2,008
Other liabilities	1,607	1,308
Total equity	1,155	1,197
Total liabilities and equity	$8,593	$6,665
Total debt	$4,429	$2,878
Cash and cash equivalents	$410	$322

Reconciliation of GAAP to Non-GAAP Financial Measures
Second Quarter Ended January 27, 2013
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures.
Net Debt
The company believes that net debt is a non-GAAP measure that provides additional meaningful comparisons between the company's financial position at January 27, 2013 and January 29, 2012, and also a useful perspective on the financial condition of the business. Interest income earned on cash and cash equivalents partially offsets interest expense on debt. Cash and cash equivalents are available to repay outstanding debt upon maturity.
The table below summarizes information on total debt and cash and cash equivalents:

(millions)	January 27, 2013	January 29, 2012
Short-term borrowings	$1,489	$870
Long-term debt	2,940	2,008
Total debt	$4,429	2,878
Less: Cash and cash equivalents	(410)	(322)
Net debt	$4,019	$2,556
Organic Net Sales
The company believes that organic net sales, which exclude the impact of acquisitions and currency, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	January 27, 2013				January 29, 2012	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$833	$—	$—	$833	$824	1%	1%
Global Baking and Snacking	561	(4)	—	557	526	7%	6%
International Simple Meals and Beverages	405	(3)	—	402	402	1%	—%
U.S. Beverages	182	—	—	182	187	(3)%	(3)%
Bolthouse and Foodservice*	352	—	(195)	156	173	103%	(10)%
Total Net Sales*	$2,333	$(7)	$(195)	$2,130	$2,112	10%	1%
*Does not add across due to rounding

Year-to-date
	January 27, 2013				January 29, 2012	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
U.S. Simple Meals	$1,729	$—	$—	$1,729	$1,698	2%	2%
Global Baking and Snacking	1,135	(2)	—	1,133	1,094	4%	4%
International Simple Meals and Beverages	759	6	—	765	761	—%	1%
U.S. Beverages	371	—	—	371	385	(4)%	(4)%
Bolthouse and Foodservice	675	(1)	(366)	308	335	101%	(8)%
Total Net Sales	$4,669	$3	$(366)	$4,306	$4,273	9%	1%

Items Impacting Gross Margin and Earnings
The company believes that financial information excluding certain transactions that are not considered to be part of the ongoing business improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its gross margin and earnings results excluding these transactions.

The following items impacted gross margin and/or earnings:

(1)
In fiscal 2013, the company announced several initiatives to improve its U.S. supply chain cost structure and increase asset utilization across its U.S. thermal plant network. In the second quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $2 million and restructuring-related costs of $40 million in Cost of products sold related to the initiatives. Year-to-date, the company recorded pre-tax restructuring charges of $24 million and restructuring-related costs of $61 million in Cost of products sold.

In February 2013, the company announced that it has entered into commercial arrangements with third-party providers that will expand the company's access to manufacturing and distribution capabilities in Mexico. The third-party providers will produce and distribute the company's beverages, soups, broths and sauces throughout the Mexican market. As a result of these arrangements, the company will close its plant in Villagrán, Mexico. In the second quarter of fiscal 2013, the company recorded pre-tax restructuring charges of $6 million related to this initiative.

The aggregate impact of the restructuring initiatives in the second quarter of fiscal 2013 was pre-tax restructuring charges of $8 million and restructuring-related costs of $40 million in Cost of products sold (aggregate impact of $30 million after tax or $.09 per share). The aggregate impact of the restructuring initiatives in the year-to-date period of fiscal 2013 was pre-tax restructuring charges of $30 million and restructuring-related costs of $61 million in Cost of products sold (aggregate impact of $57 million after tax or $.18 per share).
In fiscal 2011, the company announced a series of initiatives to improve supply chain efficiency and reduce overhead costs across the organization to help fund plans to drive the growth of the business. The company also announced its intent to close its office in Moscow and exit the Russian market. In the second quarter of fiscal 2012, the company recorded pre-tax restructuring charges of $3 million ($2 million after tax or $.01 per share) related to the initiatives. The year-to-date 2012 impact was $5 million ($3 million after tax or $.01 per share). For the year ended July 29, 2012, the company recorded pre-tax restructuring charges of $10 million ($6 million after tax or $.02 per share) related to the initiatives.
(2) In the fourth quarter of fiscal 2012, the company announced its intent to acquire Bolthouse Farms. In the first quarter of fiscal 2013, the company incurred transaction costs of $10 million ($7 million after tax or $.02 per share) associated with the acquisition, which closed on August 6, 2012. In the fourth quarter of fiscal 2012, the company incurred transaction costs of $5 million ($3 million after tax or $.01 per share) associated with the acquisition.

(3) Bolthouse Farms contributed $15 million to earnings before interest and taxes in the second quarter of fiscal 2013. Year-to-date, Bolthouse Farms contributed $29 million to earnings before interest and taxes.
The tables below reconcile financial information, presented in accordance with GAAP, to financial information excluding certain transactions:

	Second Quarter
(millions, except per share amounts)	January 27, 2013	January 29, 2012	Percent Change
Gross margin, as reported	$819	$811
Add: Restructuring-related costs (1)	40	—
Adjusted Gross margin	$859	$811	6%
Adjusted Gross margin percentage	36.8%	38.4%
Earnings before interest and taxes, as reported	$301	$329
Add: Restructuring charges and related costs (1)	48	3
Adjusted Earnings before interest and taxes	$349	$332	5%
Interest, net, as reported	$31	$26
Adjusted Earnings before taxes	$318	$306
Taxes on earnings, as reported	$83	$102
Add: Tax benefit from restructuring charges and related costs (1)	18	1
Adjusted Taxes on earnings	$101	$103
Adjusted effective income tax rate	31.8%	33.7%
Net earnings attributable to Campbell Soup Company, as reported	$190	$205
Add: Net adjustment from restructuring charges and related costs (1)	30	2
Adjusted Net earnings attributable to Campbell Soup Company	$220	$207	6%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$.60	$.64
Add: Net adjustment from restructuring charges and related costs (1)	.09	.01
Adjusted Diluted net earnings per share attributable to Campbell Soup Company*	$.70	$.64	9%
* The sum of the individual per share amounts does not add due to rounding.

	Year-to-Date
(millions, except per share amounts)	January 27, 2013	January 29, 2012	Percent Change
Gross margin, as reported	$1,684	$1,665
Add: Restructuring-related costs (1)	61	—
Adjusted Gross margin	$1,745	$1,665	5%
Adjusted Gross margin percentage	37.4%	39.0%
Earnings before interest and taxes, as reported	$686	$745
Add: Restructuring charges and related costs (1)	91	5
Add: Acquisition transaction costs (2)	10	—
Adjusted Earnings before interest and taxes	$787	$750	5%
Interest, net, as reported	$64	$54
Adjusted Earnings before taxes	$723	$696
Taxes on earnings, as reported	$192	$227
Add: Tax benefit from restructuring charges and related costs (1)	34	2
Add: Tax benefit from acquisition transaction costs (2)	3	—
Adjusted Taxes on earnings	$229	$229
Adjusted effective income tax rate	31.7%	32.9%
Net earnings attributable to Campbell Soup Company, as reported	$435	$470
Add: Net adjustment from restructuring charges and related costs (1)	57	3
Add: Net adjustment from acquisition transaction costs (2)	7	—
Adjusted Net earnings attributable to Campbell Soup Company	$499	$473	5%
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$1.38	$1.45
Add: Net adjustment from restructuring charges and related costs (1)	.18	.01
Add: Net adjustment from acquisition transaction costs (2)	.02	—
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$1.58	$1.46	8%

Adjusted Earnings Before Interest and Taxes Excluding Acquisition

	Three Months Ended
(millions, except per share amounts)	January 27, 2013	January 29, 2012	Percent Change
Adjusted Earnings before interest and taxes	$349	$332
Deduct: Bolthouse earnings (3)	(15)	—
Adjusted Earnings before interest and taxes, less acquisition	$334	$332	1%

	Year-to-Date
(millions, except per share amounts)	January 27, 2013	January 29, 2012	Percent Change
Adjusted Earnings before interest and taxes	$787	$750
Deduct: Bolthouse earnings (3)	(29)	—
Adjusted Earnings before interest and taxes, less acquisition	$758	$750	1%

Year Ended
(millions, except per share amounts)	July 29, 2012
Earnings before interest and taxes, as reported	$1,212
Add: Restructuring charges (1)	10
Add: Acquisition transaction costs (2)	5
Adjusted Earnings before interest and taxes	$1,227
Interest, net, as reported	$106
Adjusted Earnings before taxes	$1,121
Taxes on earnings, as reported	$342
Add: Tax benefit from restructuring charges (1)	4
Add: Tax benefit from acquisition transaction costs (2)	2
Adjusted Taxes on earnings	$348
Adjusted effective income tax rate	31.0%
Net earnings attributable to Campbell Soup Company, as reported	$774
Add: Net adjustment from restructuring charges (1)	6
Add: Net adjustment from acquisition transaction costs (2)	3
Adjusted Net earnings attributable to Campbell Soup Company	$783
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.41
Add: Net adjustment from restructuring charges (1)	.02
Add: Net adjustment from acquisition transaction costs (2)	.01
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$2.44